A PCAOB Registered CPA Firm
Simon & Edward, LLP
Certified Public Accountants & Consultants

17506 Colima Road, Suite 101
Rowland Heights, CA 91748
Tel: +1 (626)581-0818
Fax: +1 (626) 581-0809

Consent of Independent Registered Public Accounting Firm

Rubber Leaf Inc

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 Amendment No. 5 of our report dated July 29, 2022, relating to the consolidated financial statements of Rubber Leaf Inc, which is included in the Registration Statement on the Form S-1/A. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in such Registration Statement.

/s/ Simon & Edward, LLP
Rowland Heights, California

October 19, 2022